UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 3, 2017

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55330	46-4744124
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

401 Wilshire Blvd., 12th Floor
Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Code)

(424) 252-4756

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2017, Opiant Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the Company’s entry into an employment agreement with Phil Skolnick (the “Skolnick Employment Agreement”) on February 3, 2017 whereby Mr. Skolnick will become the Company’s Chief Scientific Officer effective February 6, 2017.

The Skolnick Employment Agreement has an initial term of six (6) months. Following the initial term, the Skolnick Employment Agreement, unless otherwise terminated, shall extend on a month-to-month basis. Under the Skolnick Employment Agreement, Mr. Skolnick will (i) receive a one-time cash sign-on bonus of Forty Thousand Dollars ($40,000); (ii) receive a pro-rated annual base salary of Four Hundred Ten Thousand Dollars ($410,000); (iii) be eligible to earn an incentive bonus in an amount and structure as agreed upon by Mr. Skolnick and the Board of Directors of the Company, with achievement of such bonus to be determined in the sole discretion of the Board of Directors of the Company; and (iv) be granted options to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock (the “Options”), each of which shall expire on the day that is the earlier of: (a) ninety (90) calendar days after Mr. Skolnick ceases to provide services to the Company, (b) ninety (90) calendar days after the expiration of the Skolnick Employment Agreement, (c) the date Mr. Skolnick is terminated or there is a Fundamental Transaction (as defined in the Skolnick Employment Agreement), each as contemplated in the Skolnick Employment Agreement, or (d) ten (10) years from the date of issuance. Each Option shall be exercisable on a cashless basis at an exercise price equal to the higher of (i) $8.00, or (ii) the next higher round number above the Company’s closing stock price on the date of grant (the higher of (i) or (ii) being the “Exercise Price”). The Options shall vest as follows: (i) One Hundred Thousand (100,000) shares of common stock shall vest on the eighteenth month anniversary of the grant date; (ii) Five Thousand Five Hundred Fifty-Five (5,555) shares of common stock shall vest on each of the nineteenth, twentieth, twenty-first, twenty-second, twenty-third, twenty-fourth, twenty-fifth and twenty-sixth anniversaries of the date of grant; and (iii) Five Thousand Five Hundred Fifty-Six (5,556) shares of common stock shall vest on each of the twenty-seventh, twenty-eighth, twenty-ninth, thirtieth, thirty-first, thirty-second, thirty-third, thirty-fourth, thirty-fifth and thirty-sixth anniversaries of the grant date.

In addition, the Skolnick Employment Agreement provides for benefits if Mr. Skolnick’s employment is terminated under certain circumstances. In the event the Company terminates Mr. Skolnick’s employment for Cause (as defined in the Skolnick Employment Agreement), Mr. Skolnick will receive accrued but unpaid base salary and vacation through the date of termination of his employment (the “Termination Date”). In the event the Company terminates Mr. Skolnick’s employment or if Mr. Skolnick resigns within twelve (12) months of a Constructive Termination (as defined in the Skolnick Employment Agreement) of Mr. Skolnick’s employment, and in either case such termination is not for Cause, then the Company shall pay Mr. Skolnick the sum of: (i) accrued but unpaid base salary and vacation through the Termination Date; (ii) one (1) times his annual salary; and (iii) one (1) times his bonus cash compensation, excluding the signing bonus, awarded to Mr. Skolnick in 2017. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants held by Mr. Skolnick shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. In the event of a Fundamental Transaction, Mr. Skolnick shall be entitled to receive the sum of: (i) accrued but unpaid base salary and vacation through the Termination Date; (ii) one (1) times his annual salary; and (iii) one (1) times his bonus cash compensation, excluding the signing bonus, awarded to Mr. Skolnick in 2017. In the event of a Fundamental Transaction, all outstanding stock options, warrants, restricted share awards, performance grants held by Mr. Skolnick shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

The foregoing description of the Skolnick Employment Agreement is qualified in its entirety by reference to the full text of the Skolnick Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of February 3, 2017, by and between Opiant Pharmaceuticals, Inc. and Phil Skolnick.

99.1	Opiant Pharmaceuticals, Inc. Press Release, dated February 6, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: February 6, 2017	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: President and Chief Executive Officer